Exhibit 10(dd)

DEMAND LOAN AGREEMENT (this "Agreement")
dated as of August 20, 2004 among CEP Lending, Inc. (the
"Lender") and PPL Energy Funding Corporation (the "Borrower").

The Borrower has requested the Lender, and the Lender has agreed, to provide a credit facility to the Borrower in an aggregate principal amount of up to $300,000,000 on the terms and conditions set out in this Agreement.

ARTICLE I

DEFINITIONS

Section 1.01   Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below.

"Agreement" means this Loan Agreement, as amended, restated, supplemented or modified from time to time.

"Availability Period" means the period from and including the Closing Date to but excluding the Termination Date.

"Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, or any successor statute.

"Borrower" is defined in the introductory paragraph of this Agreement.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Allentown, Pennsylvania and New York, New York are authorized by law to close.

"Closing Date" means the date hereof.

"Commitment" means the commitment of the Lender to make Loans under Section 2.01 of this Agreement.

"Credit Rating" means (i) with respect to any entity other than a financial institution, the current (A) rating issued or maintained by S&P or Moody's with respect to such entity's senior, unsecured debt securities or (B) corporate credit rating or long-term issuer rating issued or maintained with respect to such entity by S&P or Moody's, or (ii) if such entity is a financial institution, the ratings issued or maintained by S&P or Moody's with respect to such entity's long-term, unsecured, unsubordinated deposits.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Dollars" and the sign "$" means lawful money of the United States of America.

"Event of Default" has the meaning set forth in Section 5.01.

"Interest Period" means, unless otherwise agreed to by the Borrower and the Lender, a period commencing on the first day of each calendar quarter and ending on the last day of such calendar quarter; provided, that no Interest Period shall end after the Termination Date.

"Investment Grade Entity" means an entity having a Credit Rating of BBB- or above from S&P or Baa3 or above from Moody's.

"Lender" is defined in the introductory paragraph of this Agreement.

"Loan" means a demand loan made by the Lender to the Borrower pursuant to the terms of this Agreement.

"Loan Documents" means this Agreement and the Notes, collectively.

"London Interbank Offered Rate" means, for any Interest Period, the interest rate for deposits in Dollars for a three-month period which appears on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) one Business Day before the first day of such Interest Period; provided, however, if more than one rate is specified on Telerate page 3750, the applicable rate shall be the arithmetic means of all such rates. If for any reason such rate is not available, the term "London Interbank Offered Rate" means for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) one Business Day before the first day of such Interest Period for a period of time comparable to such Interest Period; provided, however, that if more than one such rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If for any reason the London interbank offered rate is not available on either Telerate page 3750 or Reuters Screen LIBO Page, the term "London Interbank Offered Rate" means for any Interest Period, the rate per annum at which deposits in Dollars are offered to Wachovia Bank, National Association in the London interbank market at approximately 11:00 a.m. (London time) one Business Day before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

"Maximum Commitment" has the meaning set forth in Section 2.01.

"Moody's" means Moody's Investors Service, Inc., or any successor thereto.

"Note" means any promissory note issued pursuant to this Agreement to evidence the obligation of the Borrower to repay outstanding Loans.

"Notice of Borrowing" has the meaning set forth in Section 2.02.

"PPL Energy Supply" means PPL Energy Supply, LLC, or any successor thereto.

"S&P" means the Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

"Termination Date" means December 31, 2009 or such earlier date upon which the Commitment shall have been terminated in its entirety in accordance with this Agreement or the Agreement shall have been otherwise terminated.

ARTICLE II

THE LOANS

Section 2.01   Commitment to Lend. Subject to Sections 2.07 and 6.01(c), the Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower pursuant to this Section 2.01 from time to time during the Availability Period in amounts such that the aggregate of all outstanding Loans shall not exceed $300,000,000 (the "Maximum Commitment"). Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay or prepay Loans and reborrow under this Section 2.01.

Section 2.02   Notice of Borrowings. The Borrower shall give the Lender notice, either in writing or electronically (a "Notice of Borrowing"), specifying (i) the date of such Loan, which shall be a Business Day; and (ii) the aggregate amount of such Loan.

Section 2.03   Irrevocability of Notice; Funding of Loans.

(a)   Irrevocability of Notice. Upon the Lender's receipt of a Notice of Borrowing, such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)   Funding of Loans. The Lender shall make available each Loan, in United States Federal or other funds immediately available in Allentown, Pennsylvania, to the Borrower for credit to any bank account designated by the Borrower from time to time not later than 6:00 p.m. (Allentown, Pennsylvania time) on the date of each Loan.

Section 2.04   Noteless Agreement; Evidence of Indebtedness.

(a)   The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender from time to time, including (i) the amount of each Loan made hereunder and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received for the benefit of the Lender hereunder from the Borrower.

(b)   The entries maintained in the accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the principal and interest payment obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the principal and interest payment obligations in accordance with their terms.

(c)   The Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the order of the Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes payable to the order of the payee named therein (or any assignee), except to the extent that the Lender or an assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraph (a) above.

Section 2.05   Interest Rates.

(a)   Interest Rates. Each Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period plus 1.25%. Such interest shall be payable for each Interest Period on the twentieth (20th) calendar day (or, if such calendar day is not a Business Day, the next following Business Day) following the last day of such Interest Period. Any overdue principal of or interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.

(b)   Determination and Notice of Interest Rates. The same interest rate shall apply to all outstanding Loans during an Interest Period. The Lender shall determine the interest rate applicable to all Loans during each Interest Period one Business Day before the first day of such Interest Period. The Lender shall give prompt notice to the Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.06   Optional Prepayments and Repayments. The Borrower may prepay any Loan, in each case in whole or in part at any time, or from time to time.

Section 2.07   General Provisions as to Payments. The Borrower shall make each payment of principal of and interest on the Loans not later than 6:00 p.m. (Allentown, Pennsylvania time) on the third business day following receipt of demand notice from the Lender and otherwise on the date when due, without set-off, counterclaim or other deduction, in United States Federal or other funds immediately available, to the Lender at any bank account designated by the Lender from time to time. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.08   Computation of Interest and Fees. All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III

CONDITIONS TO LOANS

Section 3.01   Conditions to All Loans. The obligation of the Lender to make any Loan is subject to the satisfaction of the following conditions:

(a)   receipt by the Lender of a Notice of Borrowing as required by Section 2.02;

(b)   the fact that, immediately before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing;

(c)   the fact that the representations and warranties of the Borrower contained in the Loan Documents shall be true and correct on and as of the date of such Loan;

(d)   receipt by the Lender of such other assurances, certificates, documents, consents or opinions as the Lender may reasonably request, in each case in form and substance satisfactory to them.

Each Loan shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in clauses (b) and (c) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01   Status. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate authority to make and perform each Loan Document.

Section 4.02   Authority; No Conflict. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate action and do not violate (i) any provision of law or regulation, or any decree, order, writ or judgment, (ii) any provision of its articles of incorporation or bylaws, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Borrower is a party.

Section 4.03   Legality; Etc. Each Loan Document constitutes the legal, valid and binding obligation of the Borrower, and the Notes, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

Section 4.04   Compliance with Laws. To the knowledge of the Borrower, the Borrower is in compliance with all applicable laws, regulations and orders of any governmental authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance would not reasonably be expected to materially and adversely affect its ability to perform any of its obligations under the Loan Documents.

Section 4.05   No Default. No Default or Event of Default has occurred and is continuing.

ARTICLE V

DEFAULTS

Section 5.01   Events of Default. If one or more of the following events (each an "Event of Default") shall have occurred and be continuing:

(a)   the Borrower shall fail to pay when due any principal of the Loans; or

(b)   the Borrower shall fail to pay when due any interest on the Loans for five (5) Business Days following the date such payment becomes due hereunder; or

(c)   any representation, warranty or certification made by the Borrower in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)   the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(e)   an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower under the Bankruptcy Code;

then, and in every such event, while such event is continuing, the Lender may (A) by notice to the Borrower terminate the Commitment, and the Commitment shall thereupon terminate, and (B) by notice to the Borrower declare the Loans (together with accrued interest and accrued and unpaid fees thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind (except as set forth in clause (A) above), all of which are hereby waived by the Borrower; provided, that, in the case of any Default or any Event of Default specified in clause 5.01(d) or 5.01(e) above with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, the Commitment shall thereupon terminate and the Loans (together with accrued interest and accrued and unpaid fees thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Nothing in this Article V or elsewhere in this Agreement shall alter the nature of this Agreement as a demand loan agreement or alter or otherwise diminish the Lender's rights at any time to declare the Loans (together with accrued interest and accrued and unpaid fees thereon, if applicable) due and payable with three business days' notice, irrespective of whether a Default or an Event of Default then exists.

ARTICLE VI

COLLATERAL REQUIREMENT

Section 6.01   Collateral Requirement. The Borrower hereby represents, warrants and undertakes to the Lender as follows:

(a)   As of the date hereof, PPL Energy Supply is a wholly owned subsidiary of the Borrower and its Credit Ratings are BBB by S&P or Baa2 by Moody's.

(b)   The Borrower will notify the Lender promptly of any downgrade in PPL Energy Supply's Credit Ratings.

(c)   If PPL Energy Supply's Credit Ratings are downgraded below BBB by S&P and Baa2 by Moody's, the Borrower will (i) promptly (and, in any event with ten (10) days) thereafter notify the Lender thereof and (ii) cause PPL Energy Supply to provide to the Lender, within thirty (30) days thereafter, (x) a letter of credit, in form and substance reasonably acceptable to the Lender, from any of PPL Energy Supply's then-existing credit facilities (or, if no such credit facility exists or PPL Energy Supply is unable to cause a letter of credit to be issued thereunder, from an Investment Grade Entity reasonably acceptable to the Lender), or (y) other comparable form of credit support acceptable to the Lender in its sole discretion, in each case in a face or principal amount equal to the aggregate principal amount of all Loans then outstanding plus any accrued and unpaid interest thereon; provided, that the Lender shall not thereafter be required to make any additional Loans to the Borrower unless and until the face or principal amount of such letter of credit or other comparable form of credit support is increased by the amount of any such additional Loans. The Lender shall be entitled to draw upon any such letter of credit or other comparable form of credit support only in the amount and to the extent that the Borrower fails to make a payment in accordance with the terms of this Agreement. In the event that, at any time after the issuance of any such letter of credit or other comparable form of credit support in favor of the Lender, this Agreement is terminated in accordance with its terms (other as a result of the termination of the Commitment pursuant to Section 5.01 while any amounts are outstanding hereunder) or PPL Energy Supply's Credit Ratings are upgraded to BBB or above by S&P or Baa2 or above by Moody's, then the Lender shall return to PPL Energy Supply such letter of credit or other comparable form of credit support for cancellation (or otherwise cause such letter of credit or other comparable form of credit support to be cancelled).

ARTICLE VII

MISCELLANEOUS

Section 7.01   Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth below, or at such other address as such party may specify by written notice to the other party hereto:

if to the Lender:

CEP Lending, Inc.
3993 Howard Hughes Parkway, Suite 250
Las Vegas, Nevada 89109
Attention: Mindy Riddle
Telephone: 702-866-2203
Facsimile: 702-866-2244

if to the Borrower:

PPL Energy Funding Corporation
Two North Ninth Street
Allentown, PA 18101-1179
Attention: Treasury Department, GENTW14
Telephone: 610-774-5771
Facsimile: 610-774-5235

Section 7.02   Termination. The Lender may terminate this Agreement at any time with three business days' notice to the Borrower. The Borrower may terminate this Agreement at any time with three business days' notice to the Lender; provided, that no such termination shall be effective unless and until all amounts outstanding hereunder (including any accrued and unpaid interest) have been paid in full to the Lender.

Section 7.03   No Waivers; Non-Exclusive Remedies. No failure by the Lender to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.04   Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

Section 7.05   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign this Agreement or its obligations hereunder or under the Notes without the prior written consent of the Lender.

Section 7.06   Governing Law. This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 7.07   Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the Notes constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

[signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CEP LENDING, INC., as the Lender
By: Name: Title:
PPL ENERGY FUNDING CORPORATION, as the Borrower
By: Name: Title: